PROXY                      STANDARD FINANCIAL, INC.                PROXY
               PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS -- APRIL 24, 1997

          The undersigned hereby appoints David H. Mackiewich, Thomas M. Ryan and Randall R. Schwartz, or any of them acting in the absence of the others, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of the Stockholders of Standard Financial, Inc., to be held at Marie's Ashton Place 341 West 75th Street, Willowbrook, Illinois, on Thursday, April 24, 1997, at 10:00 a.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting:

   ( )  Check here for address change.      ( )  Check here if you
        New Address:____________________         plan to attend the
                                                 meeting.
        ________________________________

        ________________________________


              (Continued and to be signed on reverse side.)


                         STANDARD FINANCIAL, INC.
 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  (X)

                                     For all
                  For    Withheld    except      For      Against    Abstain
                  ( )       ( )      ( )         (  )     ( )        ( )

 1.  Election of Directors                     3. Ratification of Appointment
     David H. Mackiewich,   _______________       of Ernst & Young LLP
     Thomas A.              Nominee Exception     as auditors for Company
     Kisielius,                                   for 1997 (the Board of
     M.D. and                                     Directors recommends a vote
     Nominee                                      "FOR").
     Exception Sharon
     Reese Dalenberg
     (the Board of
     Directors recommends
     a vote "FOR").

                   For      Withheld  Abstain
                   ( )       ( )          ( )

 2.  Stockholder Proposal
     (the Board of Directors
     recommends a vote "AGAINST").

                                        THIS PROXY WILL BE VOTED IN
                                        ACCORDANCE WITH SPECIFICATIONS MADE.
                                        IF CHOICES ARE NOT INDICATED, THIS
                                        PROXY WILL BE VOTED FOR PROPOSALS 1
                                        AND 3 AND AGAINST PROPOSAL 2.

                                        Dated:  ______________________, 1997

   NOTE:  Please sign exactly as
   your name(s) appears.  For joint
   accounts, each owner should sign.
   When signing as executor,            Signature(s)__________________________
   administrator, attorney, trustee
   or guardian, etc., please                        __________________________
   give your full title.





[GRAPHIC OMITTED]





                             March 24, 1997


Dear Stockholder:

               On behalf of the Board of Directors and management of Standard Financial, Inc., we cordially invite you to attend the Annual Meeting of Stockholders of Standard Financial, Inc. to be held at 10:00 a.m. on April 24, 1997, at Marie's Ashton Place, 341 West 75th Street, Willowbrook, Illinois. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the meeting. We have also enclosed a copy of the Company's 1996 Annual Report to Stockholders for your review. At the meeting, we shall report on Company operations and the outlook for the year ahead.

               Your Board of Directors has nominated three persons to serve as Class III directors. We recommend that you vote your shares for the Board's nominees. Stockholders will also be asked to consider a proposal put forth by a stockholder of the Company. The Board recommends that you vote against the stockholder proposal, as more fully set forth in the Proxy Statement.

               We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please complete, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed envelope. This will assure that your shares are represented at the meeting.

               We look forward with pleasure to seeing and visiting with you at the meeting.

                               Very truly yours,


                               David H. Mackiewich
                               Chairman of the Board
                               and President



800 Burr Ridge Parkway, Burr Ridge, Illinois 60521-6446,
Telephone: (630) 986-4900


[GRAPHIC OMITTED]





                                NOTICE OF
                     ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held on April 24, 1997

               NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Standard Financial, Inc. (the "Company") will be held at Marie's Ashton Place, 341 West 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time, on April 24, 1997, for the following purposes, all of which are more fully set forth in the accompanying Proxy Statement:

               1. To elect three (3) Class III directors for a three-year term or until their successors are elected and qualified;

               2. To consider and vote upon a stockholder proposal which is described in the attached Proxy Statement;

               3. To ratify the appointment by the Company's Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997;

               4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Management is not aware of any other such business.

               The foregoing items are fully discussed in the Proxy Statement which accompanies this notice. A copy of the Company's Annual Report is also enclosed.

               The Board of Directors of the Company has fixed February 25, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournments or postponements.

               You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to attend the Annual Meeting, you are urged to complete, sign, date and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. If you attend the Annual Meeting, you may vote either in person or by proxy. Returning the enclosed proxy will not affect your right to vote in person if you do attend the Annual Meeting, as any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof.


                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 Leonard A. Metheny, Sr.
                                 Vice President/Secretary
Burr Ridge, Illinois
March 24, 1997

800 Burr Ridge Parkway, Burr Ridge, Illinois 60521-6446,
Telephone: (630) 986-4900



[GRAPHIC OMITTED]



                               -----------

                             PROXY STATEMENT

                               -----------

                     ANNUAL MEETING OF STOCKHOLDERS

                             April 24, 1997

               This Proxy Statement is furnished to holders of common stock, $0.01 par value per share ("Common Stock"), of Standard Financial, Inc., a Delaware corporation (the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Marie's Ashton Place, 341 West 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time, on April 24, 1997, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement and the attached Notice of Annual Meeting of Stockholders are being sent to stockholders on or about March 24, 1997.

               The Board of Directors of the Company does not intend to bring any matters before the Annual Meeting except those indicated in the Notice of Annual Meeting of Stockholders and does not know of any matter which anyone else may properly present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

               The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the Board's nominees for director and against the stockholder proposal, and, should any other business properly come before the meeting, will be voted in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing written notice of such revocation with the Secretary of the Company; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary of the Company notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments or postponements thereof and will not be used for any other meeting.


                                 VOTING

               Only stockholders of record at the close of business on February 25, 1997 will be entitled to vote at the Annual Meeting. On such date, there were 16,172,116 shares of Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. The holders of a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast in person or by proxy with a quorum present. In all other matters, the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present shall constitute stockholder approval. Abstentions and broker "non-votes" will be considered in determining the presence of a quorum but will not affect the vote required for the election of directors or consideration of the proposal.


                          ELECTION OF DIRECTORS


Election of Directors

               At the Annual Meeting, the stockholders will be entitled to elect three (3) Class III directors for a term expiring in 2000. The directors of the Company are divided into three classes having staggered terms of three years. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. No director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption, except that David
H. Mackiewich, President, Chief Executive Officer and Chairman of the Company, is the father of Kurtis D. Mackiewich, Senior Vice President of the Company, and Stasys J. Baras, a retiring director, is the father-in-law of Tomas Kisielius, M.D. All of the Board's nominees for director currently serve as directors of the Company.

               The following table sets forth certain information concerning the Board's nominees for director and each director whose term continues, including each such person's tenure as a director of the Bank, as of February 25, 1997. In a letter dated December 9, 1996, LaSalle/Kross Partners, L.P. ("LaSalle/Kross") notified the Company of its intent to nominate two persons to the Board of Directors. Information regarding the nominees proposed by LaSalle/Kross is attached hereto as Appendix A. If any person named as a nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the persons appointed as proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors of the Company. At this time, the Board of Directors of the Company is not aware of any reason why any of the nominees for director listed below or in Appendix A would refuse or not be able to serve as a director of the Company if elected. The Board of Directors of the Company recommends that stockholders vote FOR each of nominees listed below for Director.


                                NOMINEES


                             Principal Occupation for the Past      Director
Name and Age                 Five Years and Other Directorships     Since (1)
------------                 -----------------------------------    ---------

CLASS III
(Term Expires 2000)

David H. Mackiewich          President, Chief Executive               1979
(Age 57)                     Officer and Chairman of the Board
                             of the Bank; President, Chief
                             Executive Officer and Chairman
                             of the Board of the Company since
                             1994; various positions with the
                             Bank prior to being elected
                             President in 1983

Tomas A. Kisielius, M.D.     Physician                                1993
(Age 50)

Sharon Reese Dalenberg       President of The Astor Group, a          1987
(Age 52)                     management consulting firm, and
                             President of Continental Courier Ltd.
                             and Errand Boy, Inc., package
                             courier services; Director of D&N
                             Financial Corporation, holding company
                             for D&N Bank (a federal savings bank
                             located in Hancock, MI) since 1994
CLASS I
(Term Expires 1998)

Stasys J. Baras              Retired in 1986 as Senior Vice           1983
(Age 76)                     President of Operations of the Bank;
                             employed in various positions with
                             the Bank from 1958 until 1986

Fred V. Gwyer                Retired physician                        1977
(Age 76)

George W. Lane               President of Creative Business Forms     1989
(Age 57)                     & Supplies, Inc. since 1979;
                             President of Office Plus of
                             Collinsville, Inc. and Chief
                             Executive Officer of Office Plus of
                             Litchfield, Inc. since 1992

CLASS II
(Term Expires 1999)

Albert M. Petkus             Executive Vice President                 1995
(Age 42)                     of Universal Financial Products
                             Corp., a computer sales and
                             servicing company

Thomas M. Ryan               Executive Vice President, Chief          1993
(Age 44)                     Operating Officer and Chief
                             Financial Officer of the Bank since
                             1991 and of the Company since 1994;
                             Chief Financial Officer of LaSalle
                             Northwest National Bank prior to
                             joining the Bank in 1991

Jack E. Levy(2)              President, Jack Levy & Associates,       1996
(Age 58)                     an advertising agency

-----------

(1) Dates prior to 1994 refer to the year first elected to the Board of Directors of the Bank.

(2) In 1996, the Board appointed Jack E. Levy as a Class II director to fill a vacancy resulting from the resignation of John A. Brdecka.

Committees and Meetings of the Board of Directors

               During 1996, the Board of Directors of the Company met 14 times. Except as noted below, no director of the Company attended fewer than 75% of the total number of Board of Directors meetings or meetings of committees on which he or she served that were held during the year ended December 31, 1996.

               The Board of Directors of the Company has established the following committees. The following information is as of February 25, 1997.

Audit Committee. The Audit Committee consists of Messrs. Petkus (Chair), Lane and Baras. The Audit Committee reviews the records and affairs of the Company, meets with the Company's internal auditor and independent auditor and reviews their reports. The Audit Committee met four times in 1996.

Nominating Committee. The members of the Nominating Committee are Messrs. Petkus (Chair), Levy and Fred V. Gwyer. The Nominating Committee recommends to the Board of Directors nominees for election to the Board of Directors and reviews any stockholder nominations. The Nominating Committee held one meeting in 1996. Stockholders wishing to submit nominations for election to the Board of Directors must comply with the notice provisions of Article I, Section 7(c) of the Company's Bylaws.

Compensation Committee. The members of the Compensation Committee are Messrs. Baras (Chair), Petkus and Ms. Reese. The Compensation Committee establishes compensation and benefits for the Chief Executive Officer and reviews and recommends compensation and benefits for the other officers and employees of the Bank. The Committee also administers and oversees the Company's stock-based incentive compensation plans. The Compensation Committee met nine times in 1996.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock at February 25, 1997, by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each director or nominee (other than those set forth in Appendix A), by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

Name of Individual or                     Amount and Nature of      Percent
Number of Individuals in Group           Beneficial Ownership(1)    of Class

Standard Federal Bank for savings
  Employee Stock Ownership Trust(2)
4192 South Archer Avenue
Chicago, Illinois 60632.................       961,070                5.94%

LaSalle/Kross Partners, L.P.(3)
350 East Michigan
Kalamazoo, Michigan 49007...............       865,000                5.35%

Directors and Nominees
David H. Mackiewich(4)..................       153,808                  *
Thomas M. Ryan..........................        63,083                  *
Stasys J. Baras.........................        15,214                  *
Tomas A. Kisielius......................         9,201                  *
George W. Lane..........................        12,851                  *
Fred V. Gwyer...........................         5,001                  *
Jack E. Levy(5).........................        20,000                  *
Sharon Reese Dalenberg..................        28,692                  *
Albert M. Petkus(6).....................        37,923                  *

Other Named Executive Officers
Robert R. Harring, III..................        24,139                  *
Ruta M. Staniulis.......................        52,739                  *
Randall R. Schwartz.....................        49,576                  *

All directors and executive officers
as a group
(14 persons)............................       546,913                 3.38%

-----------------------

 *   Less than 1% of the outstanding Common Stock.

(1) The information contained in this column is based upon information furnished to the Company by the persons named above and the members of the designated group. Includes shares purchased under the Bank's 401(k) Plan ("401(k) Plan") and, except for with respect to the Standard Federal Bank for savings Employee Stock Ownership Trust (the "Trust"), also includes shares allocated to employees under the Bank's Employee Stock Ownership Plan ("ESOP"). Excludes shares awarded under the Company's Management Recognition and Retention Plan ("MRP") and the Company's Stock Option Plan ("Stock Option Plan") which have not yet vested and which are not otherwise includable under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Employees have sole voting power and no investment power over shares allocated to their accounts under the ESOP. Except as indicated in the preceding sentence and in the following footnotes, each individual listed in the above table has sole voting and investment power with respect to the indicated shares. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over such shares.

(2) The Trust was established in connection with the ESOP. Under the terms of the ESOP, the ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Allocated shares for which employees do not give instructions are voted in the same ratio on any matter as are those shares for which instructions are given. Unallocated shares held in the ESOP are voted by the ESOP trustee in accordance with its fiduciary duties as trustee.

(3) Based upon information reported in an Amendment No. 2 to Schedule 13D filed under the Exchange Act on January 21, 1997, Peter T. Kross and Richard J. Nelson, who control the two general partners of LaSalle/Kross Partners, Limited Partnership, and Wallace D. Riley, reported that they, as a group with this partnership, have shared voting and dispositive power over 865,000 shares.

(4) Includes 2,334 shares held jointly with Mr. K. Mackiewich, an executive officer of the Bank and Mr. Mackiewich's son, over which shares Mr. Mackiewich has shared voting and investment power.

(5) Includes 10,000 shares held in a trust, over which shares Mr. Levy has no voting or investment power.

(6) Includes 35,191 shares held as trustee and 2,334 shares held as custodian, over which shares Mr. Petkus has sole voting and investment power, and also includes 20 shares held by Mr. Petkus' spouse, over which shares Mr. Petkus has shared voting and investment power.

               Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1996 through December 31, 1996.

Transactions With Certain Related Persons

               Directors and officers of the Company and its subsidiaries and their associates, were customers of and had transactions with the Company and its subsidiaries during 1996. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Federal law prohibits a savings institution such as the Bank from making loans to its senior officers and directors at favorable rates or on terms not comparable to those prevailing to the general public.

               George W. Lane, a director of the Company, is President of Creative Business Forms & Supplies, Inc., from which the Bank purchases office supplies from time to time. The total amount paid to Creative Business Forms & Supplies, Inc. by the Bank during 1996 was approximately $175,700. Mr. Lane has informed the Company that such transactions constituted greater than five percent of that firm's revenues during 1996.

               Mary Lynn Mackiewich, wife of David H. Mackiewich, the Chairman of the Company, is the sister of the President of Care Cleaning Service, Inc., which provides certain office cleaning and maintenance services to the Bank. The total amount paid to Care Cleaning Services, Inc. by the Bank during 1996 was approximately $188,700. Sharon Reese Dalenberg, a director of the Company and an attorney, is President of The Astor Group, a management consulting firm which provides certain consulting services to the Bank from time to time. The total amount paid to The Astor Group by the Bank during 1996 was approximately $76,800. Ms. Reese Dalenberg is also President of Continental Courier Ltd. and Errand Boy, Inc., which provide package courier services to the Bank from time to time. The total amount paid to Continental Courier Ltd. and Errand Boy, Inc. by the Bank during 1996 was approximately $81,300 and $9,400, respectively.

               The Company believes that the foregoing transactions were conducted on terms no less favorable to the Company than could have been obtained by it in arms' length negotiations with unaffiliated persons, and the Company intends that such transactions will be approved by a majority of its independent outside directors in the future.


                         EXECUTIVE COMPENSATION

Director Compensation

               For the year ended December 31, 1996, each member of the Board of Directors of the Bank who was not also an officer or employee of the Bank received an annual retainer of $2,000 and an additional fee of $1,500 for each regular or special meeting of the Board of Directors attended and $400 for each committee meeting attended. Each committee chairman receives $600 per committee meeting. Each non-management member of the Board of Directors of the Company who was not also an officer or employee of the Bank received a fee of $1,500 for attendance at meetings of the Board of Directors of the Company held on days other than days on which the Board of Directors of the Bank met.

Executive Officer Compensation

               Separate compensation apart from compensation paid for services performed as officers of the Bank was not paid to the officers of the Company during 1996. The Company and the Bank do not expect that officers of the Company will be paid compensation separate from compensation paid to them as officers of the Bank until such time as the officers of the Company devote significant time to separate management of Company affairs. The Board of Directors of the Company will determine whether such compensation is appropriate.

Summary Compensation Table

               The following table sets forth information concerning the compensation paid or granted for the past three years to the Company's Chief Executive Officer and to the Company's and the Bank's four other most highly compensated executive officers.



                       SUMMARY COMPENSATION TABLE
                                                                       Long Term
                                                                       Compensation
                                          Annual Compensation            Awards
  (a)                        (b)           (c)            (d)        (f)           (g)       (h)

                            Fiscal
                             Year                                               Securities
                             Ended                                Restricted    Underlying     All Other
   Name and                December                                 Stock        Options/    Compensation
Principal Position          31st         Salary($)(1)   Bonus($)  Awards ($)(2) SARs(#)(3)      ($)(4)
-----------------------------------------------------------------------------------------------------------
David H. Mackiewich          1996        $ 424,412     $ 197,931      --          --         $ 198,524
President and Chief          1995          408,385       117,800  $ 1,332,000   $ 361,329      171,808
Executive Officer            1994          410,051        23,116      --          --           122,923
-----------------------------------------------------------------------------------------------------------
Thomas M. Ryan               1996        $ 194,906      $ 72,000      --          --         $  84,915
Executive Vice President,    1995          159,600        38,304  $   441,600   $ 119,939       49,180
Chief Financial              1994          160,214         6,138      --          --            26,756
and Operating Officer
-----------------------------------------------------------------------------------------------------------
Robert R. Harring, III       1996        $ 150,000     $ 150,000      --          --         $  31,288
Vice President               1995           98,077         --      $  360,000   $  80,481        7,679
                             1994            --            --         --          --              --
-----------------------------------------------------------------------------------------------------------
Ruta M. Stanliulis           1996        $ 142,375      $ 45,943      --          --         $  45,564
Senior Vice President        1995          121,225        43,360   $ 306,000    $  82,705       33,016
                             1994          110,283         6,349      --          --            15,123
-----------------------------------------------------------------------------------------------------------
Randall R. Schwartz          1996        $ 114,835      $ 35,050      --          --         $  43,669
Vice President and           1995          110,419        27,846   $ 294,000    $ 79,846        36,811
General Counsel              1994          106,659         6,130      --          --            14,120


(1) Amounts shown include compensation earned and deferred at the election of the named executive officer during the year specified. For Mr. Harring, 1995 salary reflects period beginning May 1, 1995.

(2) Represents the dollar value of shares awarded under the Company's MRP based upon the market price of the Common Stock on May 19, 1995, the effective date of the awards (except for Mr. Harring, whose award date was September 20, 1995). Shares awarded under the MRP in 1995 vest at a rate of 20% per year beginning on the first anniversary of the effective date of the grant. Messrs. Mackiewich, Ryan, Harring and Schwartz, and Ms. Stanliulis, were awarded 111,000, 36,800, 30,000, 24,500 and 25,500 shares, respectively, and the value of such shares at December 31, 1996, based upon the market price of the Common Stock, was $2,178,375; $722,200; $588,750; $480,813; and $500,438, respectively. Dividends will be paid on MRP shares but are held in trust for the respective employee until the underlying shares vest.

(3) Represents options to purchase the stated number of shares of Common Stock granted under the Stock Option Plan, which options become exercisable at a rate of 20% per year beginning on the first anniversary of the May 19, 1995, effective date of the grants (September 20, 1995 for Mr. Harring).

(4) Amounts shown represent allocations under the ESOP and the Bank's contributions or payments with respect to the 401(k) Plan, the Supplemental Top Executive Plan ("STEP Plan"), the Split Dollar Life Insurance Program ("Split Life"), supplemental life insurance, automobile allowances and club dues. For 1994, such amounts also include the Bank's contribution to the Bank's Retirement and Savings Fund (the "Pension Plan"). The Bank ceased contributions to the Pension Plan and merged the Pension Plan into the 401(k) Plan as of May 13, 1994. The amount of each officer's allocation under the ESOP is determined by multiplying the number of shares allocated to such officer under the ESOP by the per share fair market value of the Common Stock at the end of the respective fiscal year. The aggregate amount of other compensation shown for each named officer for 1994, 1995 and 1996 consists of the following, respectively: (i) Mr. Mackiewich: ESOP allocations of $8,465, $35,240 and $42,586, 401(K) matching contribution of $955 for 1995 and $4,698 for 1996, supplemental life insurance premiums of $3,015 for each year, deferred compensation under the STEP Plan of $84,604, $126,502 and $141,120, club dues of $6,096, $6,096 and
     $7,105 and a Pension Plan contribution of $20,743 for 1994; (ii) Mr. Ryan: ESOP allocations of $8,465, $35,240 and $42,586, 401(k)
     matching contributions of $4,788, $4,420 and $4,500, supplemental life insurance premiums of $1,320 for each year, premiums for a split life insurance policy of $3,000 for 1995 and $6,000 for 1996, automobile allowance of $6,000 for each year, club dues of $24,509 for 1996 and a Pension Plan contribution of $6,183 for 1994; (iii) Mr. Harring: ESOP allocations of $21,293 for 1996, 401(k) matching contributions of $2,077 for 1996, supplemental life insurance premiums of $1,139 for 1995 and $1,918 for 1996, automobile allowance of $6,000 for 1995 and 1996 and club dues of $540 for 1995; (iv) Ms. Stanliulis: ESOP allocations of $6,688, $28,479 and $40,421, 401(k) matching contributions of $3,302, $3,637 and $3,120, supplemental life insurance premiums of $900 for each year, club dues of $1,123 for 1996 and a Pension Plan contribution of $4,233 for 1994; and (v) Mr. Schwartz: ESOP allocations of $6,457, $25,945 and $32,602, 401(k) matching contributions of $3,188, $3,313 and $3,445, supplemental life insurance premiums of $388 for each year, automobile allowance of $6,000 for 1995 and 1996, club dues of $1,165 for 1995 and $1,234 for 1996 and a Pension Plan contribution of $4,087 for 1994.

Stock Option Information

               The following table sets forth certain information concerning the number and value of stock options at December 31, 1996 held by the named executive officers. No stock options were exercised during 1996 by such persons.


   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR END AND FY-END
                           OPTIONS/SAR VALUES

                              Shares                   Number of Securities
                             Acquired                 Underlying Unexercised               Value of Unexercised In-
                                on         Value      Options/SARs at FY-End                the-Money Options/SARs
     Name                    Exercise     Realized            (#)(d)(1)                         at FY-End ($)(e)
     (#)(a)                   (#)(b)       ($)(c)     Exercisable     Unexercisable    Exercisable     Unexercisable

  David H. Mackiewich        ---         ---         72,266            289,063       $ 523,929        $ 2,204,105

  Thomas M. Ryan             ---         ---         23,988             95,951         182,908            731,626

  Robert R. Harring, III     ---         ---         16,096             64,385          82,492            329,973

  Ruta M. Stanliulis         ---         ---         16,541             66,154         126,125            504,501

  Randall R. Schwartz        ---         ---         15,970             63,876         121,774            487,054



(1) Options become exercisable in 20% increments on each anniversary of the May 19, 1995 grant date and have an exercise price of $12.00, except with respect to Mr. Harring, whose options were granted on September 20, 1995 and have an exercise price of $14.50.


Employment Agreements

               The Bank has entered into employment agreements with Mr. David H. Mackiewich and Mr. Thomas M. Ryan. These employment agreements are intended to ensure that the Company and the Bank maintain a stable and competent management base. The continued success of the Company and the Bank depends to a significant degree on the skills and competence of these individuals.

               The employment agreements were originally entered into as of July 28, 1994. The agreements, as subsequently amended, provide for three-year terms commencing on the first anniversary date and continuing each anniversary date thereafter. The respective term of these agreements may be restored to three years by the action of the Board of Directors, subject to the Board's annual performance evaluations. Each agreement was extended an additional year in July 1996. The agreements further provide that the term of the agreement may extend beyond the end of the year in which the executive reaches age 65 and that the executive not be required to actively seek employment following involuntary termination or offset any compensation due by new compensation earned. Under these agreements, the base salaries for Mr. Mackiewich and Mr. Ryan for 1996 were $424,412 and $194,906, respectively. In addition to base salary, the agreements provide for, among other things, bonuses, disability pay, participation in stock-based incentive compensation plans and other fringe benefits applicable to executive officers of the Bank. The agreements may be terminated by the Bank at any time. In the event of involuntary termination other than for cause, as defined in the agreements, death or disability, the executive is entitled to severance pay in an amount equal to the amount due for the remaining term of the employment agreement.

Change in Control Agreements

               The Company has entered into Change in Control Agreements (each, a "Control Agreement") with each of the executive officers named in the Summary Compensation Table. The Control Agreements were entered into as of July 28, 1994 and provide for a three-year term. Commencing on the first anniversary date and continuing on each anniversary date thereafter, the term of any Control Agreement may be restored to three years by the Board of Directors, subject to the Board's annual performance evaluations, and the term of each Control Agreement was extended an additional year in July 1996. Each Control Agreement provides that within two years following a change in control, as defined in the Control Agreements, of the Company or the Bank, if the Company or the Bank terminates the officer's employment for any reason other than cause, or if the officer terminates his or her employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the officer or, in the event of death, the officer's beneficiary, would be entitled to receive a severance payment equal to three times the sum of the officer's current base salary plus the highest bonus paid in the two prior years and in addition will be provided with other benefits. The Control Agreements also provide that change of control benefits are payable if the executive elects to voluntarily terminate employment within one year following a change of control. If the Company's independent accountants acting as auditors determine, in consultation with legal counsel acceptable to the parties, that any amount payable to the executive by the Company would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and be subject to the "excise tax" imposed by Section 4999 of the Code, the Company shall pay the executive the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amount, as well as any additional excise taxes plus interest, penalties and professional fees or expenses resulting from any excise tax deficiency determination which may be issued by the Internal Revenue Service at a later date.


Report of the Compensation Committee

               The incorporation by reference of this Proxy Statement into any document filed with the Securities and Exchange Commission by the Company shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

Introduction

               The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") establishes compensation and benefits for the Chief Executive Officer and reviews and recommends compensation and benefits for other officers and employees of the Bank. During 1996, officers of the Company were not paid compensation apart from compensation paid for services performed as officers of the Bank. As of December 31, 1996, the Compensation Committee was comprised of Stasys J. Baras (Chair), Albert M. Petkus and Sharon Reese Dalenberg.

Executive Compensation Policy

               The Bank's overall compensation policy can be summarized as follows:

       o Attract and retain quality talent, which is critical to both the short-term and long-term success of the Bank.

       o Reinforce strategic performance objectives through the use of incentive compensation programs.

       o Create mutuality of interest between the Bank's executive officers and the Company's stockholders through compensation structures that share the rewards and risks of strategic decision making.

Base Compensation

               The Compensation Committee's approach to base compensation is to offer competitive salaries in comparison with current market pay practices. The committee examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executives who are currently employed in similar positions in financial institutions of equivalent size. The Compensation Committee compares the Bank's base salary practices against those of other financial institutions managing approximately $2 billion in assets. Survey information on median compensation practices, provided by compensation consultants, is used by the Compensation Committee as a frame of reference for determining annual salary adjustments and starting salaries.

               The Compensation Committee makes salary decisions in a structured review with input from the Chief Executive Officer. This review considers the decision-making responsibilities of each position and the experience, work performance and team-building skills of position incumbents. The Compensation Committee views work performance as the single most important measurement factor, although the Compensation Committee also views experience, decision-making responsibilities and team-building skills as necessary factors for the Bank's success. The Chief Executive Officer does not participate in the review of, or decisions regarding, his compensation.

Annual Incentive Compensation

               In 1995, the Bank adopted an incentive compensation plan for senior officers as an additional means to enhance stockholder value. The plan is designed to pay a percentage of an officer's base compensation in the event the Bank achieved specified financial performance. These criteria include earnings growth, asset growth, return on average equity and net interest margin. The performance criteria levels and the compensation percentage payout were established by the plan's Compensation Committee. The Compensation Committee also conducted year end reviews of the performance of each officer to determine the final incentive award. The actual amounts paid pursuant to the plan are indicated on the Summary Compensation Table.

Annual Profit Bonus

               The Bank currently has an annual bonus plan to reward its employees, excluding executive officers, based upon Bank profitability. The Compensation Committee makes bonus decisions in a structured review based on Bank profitability and the actual performance of employees, with input from the Chief Executive Officer. Employees are eligible to receive a bonus in an amount equal to a specified percentage, or a number of weeks, of base salary.

Long-Term Incentive Compensation

               The Company currently maintains the Stock Option Plan and the MRP to reward senior executives of the Company and the Bank for outstanding performance and to help the Company attract and retain qualified personnel in key positions. The plans are further designed to give key employees a proprietary interest in the Company as an incentive to contribute to the success of the Company. Awards under the Stock Option Plan and the MRP are determined by the Compensation Committee based upon each respective officer's level of responsibility, longevity of service, overall performance and significance to the Company's future growth and profitability.

Chief Executive Officer Compensation

               The Bank's compensation program for its Chief Executive Officer is largely based upon competitive practices. The Compensation Committee has defined the comparable labor market as the pool of Chief Executive Officers who are currently employed in financial institutions of equivalent size. The Bank compares its base salary plus bonus practices against those of other institutions managing approximately $2 billion in assets. Survey information on median compensation practices, provided by compensation consultants, has been used as a frame of reference for determining Chief Executive Officer salary plus bonus levels and adjustments. Mr. Mackiewich's base salary combined with his annual bonus is within the median range of the comparable market as identified by an outside consultant using survey data.

                         Stasys J. Baras (Chair)
                            Albert M. Petkus
                         Sharon Reese Dalenberg

Compensation Committee Interlocks and Insider Participation

               The Compensation Committee of the Company establishes compensation and benefits for the Chief Executive Officer and reviews and recommends compensation and benefits for other officers and employees of the Bank. Directors who were members of the Compensation Committee for all or part of the fiscal year ended December 31, 1996, included Ms. Reese Dalenberg and Messrs. Lane, Baras and Petkus. During 1996, no executive officer of the Company served as a member of: (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee,
(ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors. George W. Lane, a director of the Company and an attorney, is President of Creative Business Forms & Supplies, Inc., from which the Bank purchases office supplies from time to time. The total amount paid to Creative Business Forms & Supplies, Inc. by the Bank during 1996 was approximately $175,700. Mr. Lane has informed the Company that such transactions constituted greater than five percent of that firm's revenues during 1996. Sharon Reese Dalenberg, a director of the Company and an attorney, is President of The Astor Group, a management consulting firm which provides certain consulting services to the Bank from time to time. The total amount paid to The Astor Group by the Bank during 1996 was approximately $76,800. Ms. Reese Dalenberg is also President of Continental Courier Ltd. and Errand Boy, Inc., which provide package courier services to the Bank from time to time. The total amount paid to Continental Courier Ltd. and Errand Boy, Inc. by the Bank during 1996 was approximately $81,300 and $9,400, respectively.

Stockholder Return Performance Presentation

               The incorporation by reference of this Proxy Statement into any document filed with the Securities and Exchange Commission by the Company shall not be deemed to include the following performance graph and related information unless the graph and the related information are specifically stated to be incorporated by reference into such document.

               The following graph shows a comparison of cumulative total returns on an investment of $100 in the Company's Common Stock, a broad index of U.S. companies listed on the Nasdaq Stock Market and an index of thrift stocks for the periods shown. The Company's Common Stock was first listed for quotation on the Nasdaq National Market System on August 1, 1994, and the information in the graph is based upon the closing price of the Company's Common Stock on that date. The graph was prepared at the Company's request by SNL Securities, Charlottesville, Virginia.



[GRAPHIC OMITTED]




*  Total return assumes reinvestment of dividends


                         STOCK PRICE PERFORMANCE


                                          Period Ending

                          08/01/94    12/31/94      12/31/95      12/31/96


All Nasdaq US Stocks        $100      $105          $148          $182
Standard Financial, Inc.     100        85           131           180
SNL Thrift Index             100        89           140           182


                          STOCKHOLDER PROPOSAL

               Michael J. Athans and Stephanie S. Athans, 121 East Cutriss Street, Park Ridge, Illinois 60068, record holders of 12,000 shares of Common Stock of the Company, have given notice that they will introduce the following resolution at the Annual Meeting:

                    RESOLVED: That the stockholders recommend that, in order to enhance share value, the Board of Directors explore the possible sale of the Company for cash and/or securities valued at no less than twenty-four
                    (24) dollars per share.

               The Board of Directors of the Company unanimously recommends that the stockholders vote AGAINST this proposal, identified as Item 2 on the enclosed Proxy Card, for the following reasons:

               The Board of Directors has a duty to act in the best interests of all stockholders. Maximizing share value is most certainly an important component of that duty and the subject of share value is regularly considered by the Board of Directors and management.

               The Board of Directors consists of individuals familiar with the Company's business and with the industry in which the Company operates. As they have amply and repeatedly demonstrated in the past, the members of the Board are fully capable of reaching the strategic decisions which are in the best interests of all stockholders. The Board's competence in this respect is reflected in the Company's stock price which, as of February 19, 1997, was $21.25, an all-time high. In addition, the Company experienced significant growth in fiscal 1996. Total assets rose by 15.6% to $2.4 billion and net income, excluding a one-time Savings Association Insurance Fund charge, increased by 6.0% to $17.7 million.

               The Board of Directors periodically reviews from a strategic perspective the long-term outlook for the Company. The prospects for the Company's business are reviewed and appropriate business plans developed. In addition, the Company regularly evaluates acquisition prospects and other strategic business combination opportunities and alternatives.

               The Board of Directors believes that adoption of the Proposal would not increase share value and could seriously prejudice stockholders' financial interests. Although the Proposal only requests certain actions by the Board and does not obligate the Board to take any action, the Board believes that an announcement that the Proposal has been adopted could indicate to the marketplace that the Company's stockholders wish the Company to be sold regardless of whether favorable acquisition or strategic alternatives are available to the Company. This could severely damage the Company's long-term relationships with its principal depositors and could have an adverse impact on the Company's ability to effectively compete in the short and long-term, resulting in a possible decline in revenues and profits and a corresponding decline in share value.

               The Board of Directors also views the Proposal as constituting an unjustified attempt to exert a controlling influence over the management and policies of the Company in order to meet the proponent's short-term investment objectives.

               The Board of Directors and the Company's management will continue to consider all opportunities for increasing share value. The Board firmly believes that the Company has been proactive in analyzing all strategic alternatives. The Proposal does not provide sufficient information to enable stockholders to determine the practical implications of a vote in favor of the Proposal. The Proposal is counterproductive to stockholders' interests and, if approved, would serve only to inhibit the Board and management from pursuing their main fiduciary objective: to maximize share value.


                RATIFICATION OF APPOINTMENT OF AUDITORS

               The Board of Directors of the Company has appointed Ernst & Young LLP, independent auditors, to perform the audit of the Company's financial statements for the year ending December 31, 1997. The Board of Directors of the Company further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting. If the appointment of the auditors is not ratified, the matter of a the appointment of auditors will be reconsidered by the Board of Directors.

               The Company has been advised by Ernst & Young LLP that neither it nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

               The Board of Directors of the Company recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997.


                              ANNUAL REPORT

               A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Proxy Statement.


                   SUBMISSION OF STOCKHOLDER PROPOSALS

               Any proposal which a stockholder of the Company wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 1998, must be received at the principal executive offices of the Company, 800 Burr Ridge Parkway, Burr Ridge, Illinois 60521-6446 (attention: Leonard A. Metheny, Sr., Vice President/Secretary), no later than November 24, 1997, and must otherwise comply with the notice and other provisions of the Company's Bylaws. The Company's Bylaws provide that stockholders of record may propose business to be conducted at an annual meeting of the Company, provided such proposals are timely and in proper written form as prescribed by the Company's Bylaws. To be timely,
Article I, Section 7(b) of the Company's Bylaws requires that stockholder proposals be received by the Company not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that if the annual meeting is called for a date not within 30 days before or after such anniversary date, such proposal must be received by the Company not later than the close of business on the 10th day following the date notice of the annual meeting was mailed or a public announcement of the annual meeting was made, whichever first occurs. To be in proper written form, a stockholder proposal must set forth the information prescribed in
Article I, Section 7(b) of the Company's Bylaws.


                              OTHER MATTERS

               The Board of Directors of the Company does not intend to bring any matters before the Annual Meeting except those indicated in the Notice of Annual Meeting of Stockholders and does not know of any matter which anyone else proposes to properly present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

               The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation. The Company has retained Georgeson & Company, Inc. to assist, as necessary, in the solicitation of proxies, for a fee estimated to be $50,000 plus an additional $75,000 in the event of a proxy contest, and reasonable out-of-pocket expenses.


                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      Leonard A. Metheny, Sr.
                                      Vice President/Secretary


Burr Ridge, Illinois
March 24, 1997



                                                              APPENDIX A

                 LaSalle/Kross Partners, L.P. Nominees


Wallace D. Riley

    Age:                        69

    Business Address:           7th Floor
                                Ford Building
                                Detroit, Michigan 48226

    Residence Address:          86 Lothrop Road
                                Grosse Point Farms, Michigan 48236

    Principal Occupation
    or Employment:              Wallace D. Riley has been a practicing
                                attorney for more than forty years and
                                is the founder and Chief Executive Officer of Riley and Roumell, P.C., a general practice law firm in Detroit, Michigan.
                                Mr. Riley presently serves as director of SJS Bancorp, Inc., a thrift institution headquartered in St. Joseph, Michigan.

    Shares Beneficially
    Owned:                      None.


Richard J. Nelson

    Age:                        53

    Business Address:           350 East Michigan
                                Suite 500
                                Kalamazoo, Michigan 49007

    Residence Address:          605 West Inkster
                                Kalamazoo, Michigan 49008

    Principal Occupation
    or Employment:              For more than the past five years,
                                Richard J. Nelson has been principally
                                employed as the President of LaSalle
                                Capital Management, Inc., one of
                                the General Partners of LaSalle/Kross
                                Partners, L.P.  LaSalle Capital Management,
                                Inc. is a management consulting firm that specializes in financial institution corporate restructurings. Mr. Nelson does not serve presently as a director for any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

    Shares Beneficially
    Owned: 866,207 shares of Common Stock (including 855,000 shares owned by LaSalle/Kross Partners, L.P.).